UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 14, 2025

Date of report (Date of earliest event reported):

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive	902 Broadway, Floor 20
Mississauga, Ontario, Canada L5K 1B1	New York, New York, USA 10010
(905) 403-6457	(212) 821-0142

(Address of principal executive offices, zip code, telephone numbers)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, no par value	IMAX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 14, 2025, IMAX Corporation (the “Company”) entered into a Seventh Amended and Restated Credit Agreement (the “New Credit Agreement”) with Wells Fargo Bank, National Association, as agent, and a syndicate of lenders party thereto. The New Credit Agreement increases the Company’s revolving borrowing capacity to $375 million, and also contains an uncommitted accordion feature allowing the Company to further expand its borrowing capacity to $515 million or greater, in the form of revolving loans and/or term loans under the incremental facility and subject to conditions set forth in the New Credit Agreement. The facility under the New Credit Agreement (the “New Facility”) matures on July 14, 2030; provided that if certain convertible debt that is permitted to be incurred under the New Credit Agreement, and is so incurred after the date of the New Credit Agreement, has a maturity date that is earlier than 91 days after the maturity date of the New Facility and the aggregate amount of any such convertible debt that remains outstanding on the date that is 91 days prior to the earliest maturity date of any such convertible debt (the “Springing Maturity Date”) exceeds $100,000,000, then the maturity date for the New Facility shall automatically be modified to be the Springing Maturity Date.

Loans under the New Facility will bear interest, at the Company’s option, at (i) Term SOFR, Eurocurrency Rate or Term CORRA plus a margin ranging from 1.00% to 1.75% per annum or (ii) the U.S. base rate or the Canadian prime rate plus a margin ranging from 0.25% to 1.00% per annum, in each case depending on the Company’s total leverage ratio. In no event will Term SOFR, Eurocurrency Rate or Term CORRA be less than 0.00% per annum.

The New Credit Agreement requires that the Company does not exceed a maximum senior secured net leverage ratio of 3.25:1.00, which may be increased under certain circumstances and is tested on the last day of each fiscal quarter. In addition, the New Credit Agreement contains customary affirmative and negative covenants for a transaction of this type, including covenants that limit indebtedness, liens, asset sales, investments and restricted payments, in each case, subject to negotiated exceptions and baskets. The New Credit Agreement also contains representations, warranties and event of default provisions customary for a transaction of this type.

The Company’s obligations under the New Credit Agreement are guaranteed by certain of the Company’s subsidiaries (the “Guarantors”), and are secured by first-priority security interests in substantially all of the assets of the Company and the Guarantors.

The Company intends to use the proceeds under the facility to finance ongoing working capital requirements and for other general corporate purposes. At closing, the Company incurred $52 million under the New Facility to repay the outstanding balance under the Company’s previous credit facility.

Wells Fargo Securities, LLC, served as sole lead arranger; Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A. served as joint bookrunners; JPMorgan Chase Bank, N.A. served as syndication agent; and Bank of America, N.A., Bank of Montreal, National Bank of Canada and Royal Bank of Canada served as co-documentation agents.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the Seventh Amended and Restated Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2025.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Dated: July 15, 2025	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer & Senior Executive Vice President

	By:	/s/ Kenneth I. Weissman
	Name:	Kenneth I. Weissman
	Title:	Deputy General Counsel & Corporate Secretary